Exhibit 10.1

AMENDED AND RESTATED

SENIOR MANAGEMENT AGREEMENT

BY AND BETWEEN

HURON CONSULTING GROUP INC.

AND

GARY E. HOLDREN

1.	EMPLOYMENT		1
	1.1	Title and Duties	1
	1.2	Outside Activity	2
	1.3	Employment Period	2
	1.4	Termination Upon Death	2
	1.5	Termination by the Company.	2
	1.6	Resignation by the Executive	3
2.	COMPENSATION		4
	2.1	Base Salary	4
	2.2	Annual Bonus	5
	2.3	Equity Awards	5
3.	RESTRICTED STOCK UNIT AWARD		5
4.	REPRESENTATIONS AND COVENANTS OF THE EXECUTIVE		5
	4.1	Enforceability of Agreement	5
	4.2	Restrictions on Sales	5
5.	BENEFITS AND EXPENSES		6
	5.1	Benefit Plans	6
	5.2	Retiree Medical	6
	5.3	Life Insurance	6
	5.4	Expenses	6
6.	COMPENSATION AFTER TERMINATION		7
	6.1	Termination for Cause; Resign without Good Reason	7
	6.2	Severance	7
	6.3	Death or Disability	7
	6.4	Change of Control	8
	6.5	Rights Following Termination	11
7.	RESTRICTIVE COVENANTS		11
	7.1	The Executive’s Acknowledgment	11
	7.2	Confidential Information	12
	7.3	Non-Disclosure	12
	7.4	Non-Solicitation of Clients	12
	7.5	Non-Interference with Relationships	13
	7.6	Noncompetition	13
	7.7	Modification	13
	7.8	Duty of Loyalty	13
8.	EFFECT ON TERMINATION		13
9.	REMEDIES.		14
	9.1	Non-Exclusive Remedy for Restrictive Covenants	14
	9.2	Arbitration	14
	9.3	Legal Fees	14
	9.4	Interest	14
10.	MISCELLANEOUS		15
	10.1	General Release	15
	10.2	Assignment	15
	10.3	Severability	15
	10.4	Counterparts	15
	10.5	Descriptive Headings; Interpretation	15
	10.6	Notices	15
	10.7	Indemnification	16
	10.8	Liability Insurance	16
	10.9	Preamble; Preliminary Recitals	16
	10.10	Taxes	16
	10.11	Entire Agreement	16
	10.12	Governing Law	16
	10.13	No Strict Construction	17
	10.14	Amendment and Waivers	17
	10.15	Code Section 409A	17
Exhibit A -		Restricted Stock Award	A-1

AMENDED AND RESTATED
SENIOR MANAGEMENT AGREEMENT

AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT (the “Agreement”), effective as of January 29, 2007 (the “Effective Date”), by and between Huron Consulting Group Inc., a Delaware corporation (the “Company”), and Gary E. Holdren (the “Executive”).

Preliminary Recitals

A. WHEREAS, the Company and its affiliates are engaged in the business of providing diversified business consulting services, including financial and operational consulting services (the “Business”) and

B. WHEREAS, Huron Consulting Services LLC (formerly known as Huron Consulting Group LLC (“Consulting”)) and the Executive previously entered into a Senior Management Agreement effective as of May 13, 2002, as amended by a First Amendment to Senior Management Agreement effective as of January 1, 2004 and subsequently amended by a Second Amendment to Senior Management Agreement effective as of the closing of the Company’s initial public offering (collectively, such Senior Management Agreement, First Amendment and Second Amendment are referred to as the “Prior Agreement”);

C. WHEREAS, the Company currently employs the Executive and desires to continue to employ the Executive from and after the Effective Date, and the Executive desires to continue to be so employed by the Company, as set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Employment.

1.1  Title and Duties. The Company agrees to continue to employ the Executive, and the Executive agrees to accept such continuing employment with the Company, as its Chief Executive Officer and President, for the Employment Period (defined below), in accordance with the terms and conditions of this Agreement. The Executive shall also serve as Chief Executive Officer and President of Consulting during the Employment Period, in accordance with the terms and conditions of this Agreement. During the Employment Period, the Executive shall (a) have such responsibilities, duties and authorities as are customarily assigned to such positions and shall render such services or act in such capacity for the Company and its affiliates as the Board of Directors of the Company (the “Board”) shall from time to time direct, and (b) shall report to the Board. The Executive shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a trustworthy and businesslike manner for the purpose of advancing the business of the Company and its affiliates. The Executive shall engage in travel as reasonably required in the performance of the Executive’s duties.

1.2  Outside Activity. During the Employment Period, and excluding any periods of vacation and sick leave, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and its affiliates. It shall not be a violation of this Agreement for the Executive (a)  with the consent of the Board, which consent shall not be unreasonably withheld, to serve on corporate, civic or charitable boards or committees, (b) to deliver lectures, fulfill speaking engagements or teach occasional courses or seminars at educational institutions, or (c) to manage personal investments, so long as such activities under clauses (a), (b) and (c) do not interfere, in any substantial respect, with the Executive’s responsibilities hereunder.

1.3  Employment Period. The employment of the Executive under this Agreement shall continue from the Effective Date and shall continue through the fifth (5th) anniversary of the Effective Date (the “Initial Period”). Commencing on the fifth (5th) anniversary of the Effective Date and on each anniversary thereafter (each a “Renewal Date”), the employment of the Executive under this Agreement shall automatically renew and extend for an additional year, unless one of the parties shall deliver to the other advance written notice of the cessation of such automatic renewal (“Nonrenewal Notice”) at least sixty (60) days prior to such Renewal Date. “Employment Period” shall mean the Initial Period and any automatic extensions of the Executive’s employment under this Agreement. Notwithstanding anything to the contrary contained herein, the Employment Period shall terminate on the date the Executive’s employment with the Company and its affiliates terminates pursuant to and in accordance with the terms of Section 1.4, 1.5 or 1.6.

1.4  Termination Upon Death. If the Executive dies during the Employment Period, the Executive’s employment shall automatically terminate on the date of the Executive’s death.

1.5  Termination by the Company.

(a)  The Company may terminate the Executive’s employment hereunder upon written notice to the Executive (i) due to the Permanent Disability of the Executive, (ii) for Cause, or (iii) without Cause for any or no reason. Such termination shall be effective upon the date of service of such notice pursuant to Section 10.6 or such later date specified in the notice (which later date shall not be more than sixty (60) days following the date on which the notice is provided).

(b)  Definition of Cause.

(i)  For the purpose of this Agreement, “Cause” means the occurrence of any of the following events:

(1)  the Executive’s conviction of any felony or of a misdemeanor involving fraud, dishonesty, or moral turpitude;

(2)  the Executive’s material breach, material non-performance or material non-observance of any of the terms of the Agreement or any other written agreement to which the Executive and the Company or any of its affiliates are parties, if such breach, non-performance or non-observance shall continue beyond a period of twenty (20) days immediately after written notice thereof by the Company to the Executive or if such breach, non-performance or non-observance results in financial detriment to the Company or its affiliates or a detrimental effect on the business or reputation of the Company or its affiliates;

(3)  the Executive’s misconduct that results in material financial detriment to the Company or its affiliates or a material detrimental effect on the business or reputation of the Company or its affiliates; or

(4)  any breach, non-performance or non-observance of Section 7.2, 7.3, 7.4, 7.5, or 7.6 of this Agreement.

(ii)  Cause shall be determined by the affirmative vote of at least 75% of the members of the Board (excluding the Executive, if a Board member, and excluding any member of the Board involved in events leading to the Board’s consideration of terminating the Executive for Cause). The Executive shall be given twenty (20) days written notice of the Board meeting at which Cause shall be decided (which notice shall be deemed to be notice of the existence of Cause if Cause is found to exist by the Board), and shall be given an opportunity prior to the vote on Cause to appear before the Board, with or without counsel, at the Executive’s election, to present arguments on his own behalf. The notice to the Executive of the Board meeting shall include a description of the specific reasons for such consideration of Cause. The pendency of the notice period described herein shall not prevent or delay the Company’s ability to enforce the restrictive covenants contained herein.

(c)  The Executive shall be deemed to have a “Permanent Disability” for purposes of this Agreement if the Executive has any medically determinable physical or mental impairment that has lasted for a period of not less than six (6) months in any 12 month period and that renders the Executive unable to perform the duties required under the Agreement. Such determination shall be made by written certification (“Certification”) of the Executive’s Permanent Disability by a physician jointly selected by the Company and the Executive; provided that if the Company and the Executive cannot reach agreement on the physician, the Certification shall be by a panel of physicians consisting of one physician selected by the Company, one physician selected by the Executive and a third physician jointly selected by those two physicians.

1.6  Resignation by the Executive.

(a)  The Executive shall give sixty (60) days written notice to the Company prior to the effectiveness of any resignation of his employment with the Company.

(b)  The Executive’s resignation shall be a resignation for “Good Reason” if: (1) an event or condition occurs which constitutes any of (c)(i) through (v) below; (2) the Executive provides the Company with written notice pursuant to Section 10.6 that he intends to resign for Good Reason and such written notice includes (A) a designation of at least one of (c)(i) through (v) below (the “Designated Section”) and (B) specifically describes the events or conditions the Executive is relying upon to satisfy the requirements of the Designated Section(s); (3) as of the twentieth (20th) day following the Company’s receipt of such written notice from the Executive, such events or conditions have not been corrected in all material respects; and (4) the Executive’s resignation is effective within sixty (60) days after the date on which the Executive first has actual knowledge of the occurrence of the first event or condition upon which the Executive relies upon to satisfy any of the Designated Section(s).

(c)  “Good Reason” shall mean the occurrence of any of the following without the express written consent of the Executive:

(i)  any material breach of the Agreement by the Company;

(ii)  any material adverse change in status, position or responsibilities described in Section 1.1 or any reduction in Base Salary (as defined below) of the Executive (it being understood and agreed that, (1) following a Change of Control (as defined below), the fact that the Executive is not named as Chief the Executive Officer of the ultimate parent entity surviving the Change of Control shall constitute Good Reason, (2) the appointment of a lead director of the Board shall not constitute Good Reason (provided that Executive continues to report to the full Board), and (3) a reduction in Base Salary in accordance with Section 2.1 shall not constitute Good Reason);

(iii)  assignment of duties to the Executive that are materially inconsistent with the Executive’s position and responsibilities described in this Agreement;

(iv)  the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement; or

(v)  requiring the Executive to be principally based at any office or location more than fifty (50) miles from the current offices of the Company in Chicago, Illinois.

2.  Compensation.

2.1  Base Salary. As consideration for the services of the Executive hereunder, from January 1, 2007 and continuing during the Employment Period, the Company shall pay the Executive an annual base salary of one million one hundred thousand dollars ($1,100,000) (the “Base Salary”), payable in accordance with the Company’s customary payroll practices as in effect from time to time. For each of the calendar years beginning on January 1, 2008 through January 1, 2011, the Base Salary shall be increased in increments of $50,000. In addition, the Board shall perform an annual review of the Executive’s compensation based on the Executive’s performance of his duties and the Company’s other compensation policies, provided that the Executive’s Base Salary, as increased from time to time, shall not be reduced without the Executive’s written consent unless such reduction is part of a comparable overall reduction for members of senior management. The term “Base Salary” shall include any changes to the Base Salary from time to time.

2.2  Annual Bonus. For each calendar year during the Employment Period beginning with the calendar year commencing on January 1, 2007, the Executive shall be eligible for an annual bonus in an amount determined by the Board, in accordance with the applicable annual bonus plan in effect from time to time, based on the Executive’s performance of his duties and the Company’s other compensation policies (the “Annual Bonus”). The target annual bonus for the Executive’s Annual Bonus shall be 100% of Base Salary (the “Target Amount”) per year. The Executive’s right to any Annual Bonus payable pursuant to this Section 2.2 shall be contingent upon the Executive being employed by the Company on the last day of the performance period to which the bonus relates. For each performance period commencing on or after the Effective Date, the amount of the Annual Bonus target will be established by the Board as set forth above and shall be payable based upon the Executive’s achieving certain performance goals, with such performance goals, each to be set and approved by the Board no later than the ninetieth (90th) day of the performance period to which such Annual Bonus relates.

2.3  Equity Awards. The Board and the Executive shall discuss periodic grants of Company equity to the Executive upon the achievement of certain defined corporate milestones.

3.  Restricted Stock Unit Award. Subject to the terms of that certain restricted stock unit agreement between the Executive and the Company dated of even date herewith (the “Restricted Stock Unit Agreement”) and attached hereto as Exhibit A (which Restricted Stock Unit Agreement has been approved by the Compensation Committee of the Board), and subject to the terms of the Huron Consulting Group Inc. 2004 Omnibus Stock Plan, the Executive has been granted, effective as of the Effective Date, two hundred fifty thousand (250,000) restricted share units (the “Units”). As a condition to receipt of the Units, the Executive shall complete and execute such documents as the Company may require.

4.  Representations and Covenants of the Executive.

4.1  Enforceability of Agreement. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Executive and all other agreements contemplated hereby to which he is a party, and the fulfillment and compliance with the respective terms hereof and thereof, do not and shall not conflict with, violate or cause a breach of the terms, conditions or provisions of, or require the consent of any other person under, any agreement, non-compete provision, contract or instrument to which the Executive is a party or any judgment, order, decree or other obligation to which the Executive is subject.

4.2  Restrictions on Sales. Except as otherwise agreed by the Company in writing, the Executive agrees that he will sell, distribute, or otherwise transfer any shares of Company common stock owned by him only in accordance with the provisions of Rule 144 under the Securities Act of 1933 whether or not such provision is applicable to the Executive. This Section 4(b) shall survive termination of this Agreement.

5.  Benefits and Expenses.

5.1  Benefit Plans. During the Employment Period, the Executive shall be eligible to participate in the various health and welfare benefit plans and other generally applicable programs and policies maintained by the Company for its key management employees from time to time.

5.2  Retiree Medical. If the Executive is continuously employed through the fifth anniversary of the Effective Date, or if his employment terminates prior to that date due to the Executive’s death, Permanent Disability of Executive, by the Company without Cause or by the Executive for Good Reason, he and/or his spouse (determined as of the Effective Date) shall be eligible to continue (beyond any period of continuation of coverage otherwise provided under this Agreement) medical, dental and vision coverage made available by the Company, from time to time, to other senior executives of the Company until they each attain age 65. As an alternative to the foregoing, the Company, in its sole discretion, may make any or all of such coverages available to the Executive and and/or his spouse through the purchase of one or more insurance policies which provide coverage that is comparable to the applicable coverages provided by the Company to its senior executives. The Executive and/or his spouse shall be required to pay the full cost of any such coverages that are continued pursuant to this Section 5.2. To the extent applicable and to the extent permitted by law, any continuing coverages provided to the Executive and/or his spouse pursuant to this Section 5.2 shall be considered part of, and not in addition to, any coverage required under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), or sections 601-607 of the Employee Retirement Income Security Act of 1974, as amended, commonly referred to as “COBRA”.

5.3  Life Insurance. The Company shall use its commercially reasonable efforts to obtain, and pay the premium on, a policy of life insurance on the life of the Executive (the “Life Policy”). The Life Policy shall provide benefits in the event that the Executive’s employment with the Company terminates during the Employment Period due to death in an amount equal to the sum of the Executive’s (a) Base Salary as in effect for the year of his death and (b) then-prevailing Target Amount for the year of the termination (the “Target Bonus”). Any death benefits payable under the Life Policy shall be payable to the Executive’s beneficiary, as designated from time to time by the Executive. The Executive agrees to cooperate with the Company in obtaining the Life Policy and in keeping the Life Policy in force during the Employment Period.

5.4  Expenses. During the Employment Period, the Company shall reimburse the Executive for all ordinary, necessary and reasonable travel and other business expenses incurred by the Executive in connection with the performance of his duties hereunder, in accordance with the Company policy. Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require.

6.  Compensation After Termination.

6.1  Termination for Cause; Resign without Good Reason. If the Executive’s employment is terminated by the Company for Cause or if the Executive resigns other than for Good Reason, then, except as required by law, the Company shall pay the Executive, within thirty (30) days following termination, the Executive’s Base Salary accrued through the date of said termination and his earned but unpaid bonus, if any.

6.2  Severance.

(a)  If, during the Employment Period, the Executive’s employment is terminated by the Company without Cause or if the Executive resigns for Good Reason, then:

(i)  the Executive will be entitled to receive as severance pay, an amount in cash equal to the sum of the Executive’s (1) Base Salary as in effect for the year in which the termination occurs and (2) Target Bonus, payable in substantially equal installments pursuant to the Company’s normal payroll schedule for the Executive during the twelve (12) month period commencing with the date of termination,

(ii)  the vesting of all of the Executive’s outstanding equity grants shall accelerate, if needed, so that one hundred percent (100%) of such equity shall be vested,

(iii)  the Executive shall be entitled to receive continuation of medical and dental benefits during the twelve (12)-month period beginning on the Executive’s termination date upon substantially the same terms and conditions as in effect immediately prior to the termination of employment, which benefits shall be considered part of, and not in addition to, any coverage required under COBRA, and

(iv)  all other benefits and perquisites shall be subject to the terms of the plan or program through which the benefit or perquisite is provided to the Executive.

(b)  For the avoidance of doubt, the parties hereto agree that delivery by the Company of a Notice of Nonrenewal shall not be considered an event of Good Reason or a termination by the Company for Cause.

(c)  The compensation and benefits described in this Section 6.2 shall be in lieu of compensation and benefits provided otherwise for a termination under any other plan or agreement of the Company (other than Section 6.3 or 6.4 hereof, if applicable), whether adopted before or after the date hereof, which provides severance or termination payments or benefits.

6.3  Death or Disability. If the Executive’s employment is terminated due to the Executive’s Permanent Disability or the Executive’s death, then:

(a)  if the Executive’s termination of employment occurs on account of Permanent Disability, the Executive shall be entitled to receive as severance pay an amount in cash equal to the sum of the Executive’s (i) Base Salary as in effect for the year in which the termination occurs and (ii) Target Bonus, payable in substantially equal installments pursuant to the Company’s normal payroll schedule for the Executive during the twelve (12) month period commencing with the date of termination,

(b)  the vesting of all of the Executive’s outstanding equity shall accelerate, if needed, so that one hundred percent (100%) of such equity shall be vested,

(c)  the Executive shall be entitled to receive continuation of medical benefits upon substantially the same terms and conditions as in effect immediately prior to the termination of employment for the six (6) month period immediately following the termination of employment, which benefits shall be considered part of, and not in addition to, any coverage required under COBRA, and

(d)  all other benefits and perquisites shall be subject to the terms of the plan or program through which the benefit or perquisite is provided to the Executive.

6.4  Change of Control.

(a)  The provisions of Section  6.2  hereof to the contrary notwithstanding, if (i) the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason in either case during the period commencing on a Change of Control (defined below) and ending on the second anniversary of the Change of Control (such two-year period being the “Protection Period” hereunder), or (ii) the Executive reasonably demonstrates that the Company’s termination of the Executive’s employment (or event which, had it occurred following a Change of Control, would have constituted Good Reason) prior to a Change of Control was at the request of a third party who was taking steps reasonably calculated to effect a Change of Control (or otherwise in contemplation of a Change of Control) and a Change of Control actually occurs, (each a “Qualifying Termination”), then the Executive shall be entitled to receive: (A) an amount in cash equal to the Executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of completed days (including the date of termination) during the year of termination and the denominator of which is 365, (B) an amount in cash equal to three (3) times the sum of the Executive’s Base Salary as in effect for the year of termination and his Target Bonus, and (C) continuation of medical benefits until the third anniversary of the date of such termination (or such earlier date on which the Executive or his covered dependent(s) obtain other medical coverage) upon substantially the same terms in effect for the Executive immediately prior to the termination date, which benefits shall be considered part of, and not in addition to, any coverage required under COBRA.

(b)  Payments and benefits under Section 6.4(a) shall not be subject to mitigation or offset.

(c)  All of the Executive’s outstanding equity grants that were awarded at any time shall fully vest upon the occurrence of a Qualifying Termination.

(d)  The compensation and benefits described in Section 6.4(a) and 6.4(b) shall be in lieu of compensation and benefits provided otherwise for a termination under Section 6.2 of this Agreement and any other plan or agreement of the Company, whether adopted before or after the date hereof, which provides severance payments or benefits.

(e)  If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to the Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which the Executive participates or is a party, other than amounts payable under this Section 6.4(e) (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment (and any interest and penalties imposed with respect thereto), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any interest and penalties imposed with respect thereto) imposed upon the Payments.

All determinations required to be made under this Section 6.4(e), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and the Executive (the “Auditor”). The Auditor shall promptly provide detailed supporting calculations to both the Company and the Executive following any determination that a Gross-Up Payment is necessary. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6.4(e), shall be paid by the Company to the Executive within 5 days of the receipt of the Auditor’s determination. All determinations made by the Auditor shall be binding upon the Company and the Executive; provided that if, notwithstanding the Auditor’s initial determination, the Internal Revenue Service (or other applicable taxing authority) determines that an additional Excise Tax is due with respect to the Payments, then the Auditor shall recalculate the amount of the Gross-Up Payment based upon the determinations made by the Internal Revenue Service (or other applicable taxing authority) after taking into account any additional interest and penalties (the “Recalculated Amount”) and the Company shall pay to the Executive the excess of the Recalculated Amount over the Gross-Up Payment initially paid to the Executive within 5 days of the receipt of the Auditor’s recalculation of the Gross-Up Payment.

(f)  For the purposes of this Section 6.4, the term “Change of Control” shall be deemed to have occurred upon the first to occur of any event set forth in any one of the following paragraphs of this Section 6.4(f):

(i)  any Person becomes the Beneficial Owner, directly or indirectly, of common stock or voting securities of the Company (not including in the amounts beneficially owned by such Person any common stock or voting securities acquired directly from the Company or its Affiliates representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any Person, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person other than existing security holders is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the amount Beneficially Owned by such Person any common stock or voting securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, or (c) a merger or consolidation of a subsidiary of the Company that does not represent a sale of all or substantially all of the assets of the Company; or

(iii)  the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company (except for a plan of liquidation or dissolution effected to implement a recapitalization of the Company addressed in (ii) above); or

(iv)  there is consummated an agreement for the sale or disposition of all or substantially all of the assets of the Company to a Person, other than a sale or disposition by the Company of all or substantially all of the assets of the Company to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred  by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Change of Control definition, (A) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, (B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, (C) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1)the Company or any of the Company’s direct or indirect subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Company or any of their Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company and (D) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

6.5  Rights Following Termination. Following any termination described in this Section 6, the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants contained in Section 7 of this Agreement and any restrictive covenants set forth in any plan, award and agreement applicable to the Executive, at law or in equity).

7.  Restrictive Covenants.

7.1  The Executive’s Acknowledgment. The Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Company and its affiliates as a going concern, it is necessary that the Executive not utilize special knowledge of the Company and its affiliates and their relationships with customers to compete with the Company and its affiliates. The Executive further acknowledges that:

(a)  the Company and its affiliates are and will be engaged in the Business during the Employment Period and thereafter;

(b)  the Executive will occupy a position of trust and confidence with the Company and its affiliates, and during the Employment Period (and during any period of continued employment or service after the Employment Period), the Executive will become familiar with the trade secrets of the Company and its affiliates and with other proprietary and Confidential Information (defined below) concerning the Company, its affiliates and the Business and any other businesses in which the Company or its affiliates engage during the Executive’s employment with the Company (the “Covered Businesses”);

(c)  the agreements and covenants contained in Sections 7, 8 and 9 are essential to protect the Company and its affiliates and the goodwill of the Covered Businesses and compliance with such agreements and covenants will not impair the Executive’s ability to procure subsequent and comparable employment; and

(d)  the Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company and its affiliates would be irreparably damaged if the Executive were to provide services to any person or entity in violation of the provisions of this Agreement.

7.2  Confidential Information. As used in this Section 7, “Confidential Information” shall mean the trade secrets of the Company and its affiliates and other non-public information relating to the Company, its affiliates or the Covered Businesses, including, without limitation, information relating to financial statements, customer identities, potential customers, employees, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins and other information developed or used by the Company or its affiliates in connection with the Covered Businesses that is not known generally to the public or the industry and that gives the Company or its affiliates an advantage in the marketplace. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of the Executive. The Executive agrees to deliver to the Company at the termination of the Executive’s employment (whether at the end of the Employment Period or thereafter), or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Covered Businesses, the Company or its affiliates or other forms of Confidential Information which the Executive may then possess or have under his control.

7.3  Non-Disclosure. The Executive agrees that during employment with the Company (including employment following the Employment Period) and thereafter, the Executive shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Confidential Information regarding Clients (as defined herein) that the Executive obtains while performing services for the Company or its affiliates. The Executive further agrees that the Executive will not use or disclose any Confidential Information, other than in connection with the Executive’s work for the Company, until such information becomes generally known in the industry through no fault of the Executive.

7.4  Non-Solicitation of Clients.  The Executive acknowledges that the Executive will learn and develop Confidential Information relating to the Clients and relating to the Company’s servicing of those Clients. The Executive recognizes that the relationships of the Company and its affiliates with the Clients are extremely valuable to them and that the protection of the relationships of the Company and its affiliates with the Clients is essential.

Accordingly, and in consideration of the Company’s employment of the Executive and the various benefits and payments provided in conjunction therewith, the Executive agrees that while he is employed by the Company and for a period of twenty-four (24) months following termination of employment with the Company (whether at the end of the Employment Period or thereafter) unless otherwise mutually agreed in writing by the Executive and the Company, the Executive will not, whether or not the Executive is then self-employed or employed by another, directly or through another, provide services that are the same or similar to those services offered for sale and/or under any stage of development by the Company at the time of the Executive’s termination, to any Client.

“Client” shall mean those persons or firms for whom the Company or any of its affiliates has either directly or indirectly provided services within the twenty-four (24)-month period immediately preceding termination of the Executive’s employment (whether at the end of the Employment Period or thereafter) and therefore includes both the referral source or entity that consults with the Company or any of its affiliates and the entity to which the consultation related. “Client” also includes those persons or firms to whom the Company or any of its affiliates has submitted a proposal (or assisted in the submission of a proposal) to perform services during the six (6) month period immediately preceding termination of the Executive’s employment.

7.5  Non-Interference with Relationships. The Executive shall not directly or indirectly solicit, induce or encourage (a) any executive or employee of the Company or any of its affiliates, or (b) any customer, Client, supplier, lender, professional advisor or other business relation of the Company or any of its affiliates to leave, alter or cease his or her relationship with the Company or any of its affiliates, for any reason whatsoever, for (1) thirty six (36) months (in the case of clause (a)) and (2) twenty-four (24) months (in the case of clause (b)) after the Executive’s termination of employment with the Company (whether at the end of the Employment Period or thereafter) for any reason. The Executive shall not hire or assist in the hiring of any executive or employee of the Company or any of its affiliates for that same time period, whether or not the Executive is then self-employed or employed by another business. The Executive shall not directly or indirectly make disparaging remarks about the Company, any of its affiliates or any executive or employee of the Company or any of its affiliates, or any customer, client, supplier, lender, professional advisor or other business relation of the Company or any of its affiliates.

7.6  Noncompetition. While the Executive is employed by the Company, and for a period of twenty-four (24) months after the Executive’s termination of employment with the Company (whether at the end of the Employment Period or thereafter) for any reason, the Executive agrees that he will not directly or indirectly engage in, assist, perform services for, establish or open, or have any equity interest (other than ownership of 5% or less of the outstanding stock of any corporation listed on any securities exchange) in any person, firm, corporation, or business entity (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in the Covered Businesses; provided, however, that for any periods after the Executive’s termination of employment with the Company, the Covered Businesses shall include only those businesses that were Covered Businesses at the time of the Executive’s termination of employment.

7.7  Modification. If any court of competent jurisdiction shall at any time deem that the term of any Restrictive Covenant is too lengthy, or the scope or subject matter of any Restrictive Covenant exceeds the limitations imposed by applicable law, the parties agree that provisions of Sections 7.3, 7.4, 7.5 and 7.6 shall be amended to the minimum extent necessary such that the provision is enforceable or permissible by such applicable law and be enforced as amended. The provisions of this Section 7 shall survive the end of the Employment Period and the termination of this Agreement.

7.8  Duty of Loyalty. Nothing in this Section 7 shall be construed as limiting the Executive’s duty of loyalty to the Company while he is employed by the Company, or any other duty he may otherwise have to the Company while he is employed by the Company.

8.  Effect on Termination. If, for any reason, the Executive’s employment with the Company shall terminate or the Agreement is not renewed pursuant to Section 1.3 above, then, the Agreement (and the Employment Period) shall terminate; provided, however, notwithstanding such termination, the provisions contained in Sections  7, 9, and 10 hereof shall remain in full force and effect in accordance with their terms.

9.  Remedies.

9.1  Non-Exclusive Remedy for Restrictive Covenants. The Executive acknowledges and agrees that the covenants set forth in Section 7 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the business interests of the Company and its affiliates, that irreparable injury will result to the Company and its affiliates if the Executive breaches any of the terms of the Restrictive Covenants, and that in the event of the Executive’s actual or threatened breach of any such Restrictive Covenants, the Company and its affiliates will have no adequate remedy at law. The Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company and/or its affiliates shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of a bond. Nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

9.2  Arbitration. Except as set forth in Section 9.1, any controversy or claim arising out of or related to (i) this Agreement, (ii) the breach thereof, (iii) the Executive’s employment with the Company or the termination of such employment, or (iv) Employment Discrimination, shall be settled by arbitration in Chicago, Illinois before a single arbitrator administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and Mediation Procedures, amended as of September 15, 2005 (the “Employment Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. References to the AAA include any successor organization. “Employment Discrimination” means any discrimination against or harassment of the Executive in connection with the Executive’s employment with the Company or the termination of such employment, including any discrimination or harassment prohibited under federal, state or local statute or other applicable law, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disability Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any similar federal, state or local statute.

9.3  Legal Fees. The Company shall reimburse the Executive for attorney fees incurred by the Executive in connection with the negotiations of this Agreement and related agreements in an amount not to exceed $30,000, which reimbursement shall upon presentation by the Executive of documentation of such expenses and such reimbursement shall occur no later than March 15, 2008.

9.4  Interest. If, in breach of this Agreement, the Company does not pay any amount that becomes due to the Executive under this Agreement within five business days after written notice that such amount is due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to the prime rate as publicly announced by The Northern Trust Company or its successor in effect from time to time during the period of such nonpayment.

10.  Miscellaneous.

10.1  General Release. The Executive acknowledges and agrees that the Executive’s right to receive severance pay and other benefits pursuant to Sections 6.2, 6.3 and 6.4 of this Agreement is contingent upon the Executive’s compliance with the covenants set forth in Section 7 of this Agreement and the Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in the standard form used by the Company at the time of the Executive’s termination of employment. (the “Release”). If the Executive fails to comply with the covenants set forth in Section 7 or if the Executive fails to execute the Release or revokes the Release during the seven (7)-day period following his execution of the Release, then the Executive shall not be entitled to any severance payments or other benefits to which the Executive would otherwise be entitled under Section 6.2, 6.3 or 6.4 (collectively, the“Severance Benefits”).

10.2  Assignment. The Executive may not assign any of his rights or obligations hereunder without the written consent of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

10.3  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this Agreement.

10.4  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

10.5  Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

10.6  Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (c) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Company:	Huron Consulting Group Inc.
550 W. Van Buren
Chicago, IL 60607
Attention: General Counsel
Facsimile: (312) 880-3250

To the Executive:	Gary E. Holdren
At the current home address and/or current home
facsimile number for the Executive in the Company’s records.

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three days after the date of mailing if sent by certified or registered mail, (y) one day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by telecopy.

10.7  Indemnification. The Company hereby agrees to indemnify the Executive and hold him harmless, to the fullest lawful extent permitted by, and subject to the limitations and conditions set forth in, the Company's Third Amended and Restated Certificate of Incorporation and bylaws, as such exist on the date hereof and regardless of any subsequently enacted bylaw or amendment.

10.8  Liability Insurance. The Company shall cover the Executive, while employed by the Company and during the six (6) year period commencing with the Executive’s date of termination, under directors and officers liability insurance in the same amount and to the same extent as the Company covers any other officer or director of the Company, provided that the Company shall not be required to provide such coverage following termination of the Executive’s employment if providing such coverage to the Executive would cause the Company’s cost of directors and officers liability insurance to be increased by more than 15% and provided further that, the Company shall not be required to provide such coverage in the event that the Executive’s employment is terminated for Cause or if, prior to the third anniversary of the Effective Date, the Executive terminates his employment without Good Reason.

10.9  Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.

10.10  Taxes. All compensation payable to the Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

10.11  Entire Agreement. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof, including, without limitation, the Prior Agreement.

10.12  Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

10.13  No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither the Executive nor the Board shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

10.14  Amendment and Waivers. Any provisions of the Agreement may be amended or waived only with the prior written consent of the Company and the Executive.

10.15  Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Company shall administer and construe this Agreement in accordance with Code Section 409A, the regulations promulgated thereunder, and any other published interpretive authority, as issued or amended from time to time, so as not to subject the Executive to the additional tax and interest imposed under Code Section 409A. To the extent that the Company and/or the Executive reasonably determine that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, the Company and the Executive shall promptly agree in good faith on appropriate modifications to the Agreement (including delaying or restructuring payments) to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

Date:	January 29, 2007	THE COMPANY:
HURON CONSULTING GROUP INC.

/s/ John S. Moody
By: John S. Moody
Its: Chairperson of the Compensation
Committee of the Board of Directors

EXECUTIVE
/s/ Gary E. Holdren
Gary E. Holdren

Exhibit A

HURON CONSULTING GROUP INC.
2004 OMNIBUS STOCK PLAN
RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Restricted Stock Unit Agreement") is made and entered into as of January 29, 2007 (the “Date of Grant”), by and between Huron Consulting Group Inc., a Delaware corporation (the “Company”) and Gary E. Holdren (the “Recipient”).

WHEREAS, the Company and the Recipient are parties to that certain Amended and Restated Senior Management Agreement dated as of even date herewith (the “SMA”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved the grant of Restricted Stock Units pursuant to the Huron Consulting Group Inc. 2004 Omnibus Stock Plan (the “Plan”) to the Recipient as set forth below (which award shall constitute a grant of Phantom Stock within the meaning of the Plan);

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.  Definitions. Capitalized terms which are not defined herein shall have the meaning set forth in the Plan.

2.  Grant of Restricted StockUnits. The Company hereby grants to the Recipient 250,000 restricted stock units (the “Restricted Stock Units”), subject to all of the terms and conditions of this Restricted Stock Unit Agreement. The Recipient’s grant details, including the number of Restricted Stock Units granted, vesting schedule and expiration date, are reflected in the Recipient’s UBS Financial Services Inc. stock account.

3.  Vesting and Forfeiture of Units. All Restricted Stock Units shall be unvested unless and until they become vested and nonforfeitable in accordance with this Section 3. Except as otherwise provided below, if the Recipient is employed by the Company or any of its affiliates (collectively, “Huron”) as of the applicable “Anniversary Date” set forth below, the Restricted Stock Units shall become vested and nonforfeitable according to the percentage set forth opposite such date:

Anniversary Date	Cumulative Percentage Vested
February 1, 2008 January 1, 2009 January 1, 2010 January 1, 2011 January 1, 2012	20% 40% 60% 80% 100%

Notwithstanding the foregoing provisions of this Section 3, all of the Restricted Stock Units that have not otherwise vested in accordance with the foregoing provisions of this Section 3 shall become vested and nonforfeitable in accordance with the following:

(a)
Death or Permanent Disability. The Restricted Stock Units shall become fully vested if the Recipient’s employment with Huron terminates on account of his death or Permanent Disability (as defined in the SMA).

(b)
Certain Terminations. The Restricted Stock Units shall become fully vested and nonforfeitable if the Recipient’s employment with Huron is terminated by Huron for reasons other than for “Cause” (as defined in the SMA) or by the Recipient for “Good Reason” (as defined in the SMA).

(c)	Change of Control. The Restricted Stock Units shall become fully vested and nonforfeitable upon a Change of Control (as defined in the SMA).

Any Restricted Stock Units that are not otherwise vested and nonforfeitable upon the Recipient’s termination of employment with Huron shall be immediately forfeited and the Recipient shall have no further rights to, under or with respect to such Restricted Stock Units.

4.  Settlement. Restricted Stock Units that have become vested in accordance with Section 3 shall be settled as of the “Settlement Date” which shall be the latest of (a) the date on which the Recipient’s employment with Huron terminates for any reason, (b) the earliest date following the Recipient’s termination of employment on which settlement can occur without violating the requirements of section 409A of the Code, or (c) the earliest date on which the Company reasonably anticipates that its deduction with respect to the Recipient’s compensation from the settlement will not be limited or eliminated by application of section 162(m) of the Code. Settlement of the vested Restricted Stock Units on the Settlement Date shall be made in the form of shares of Company Stock (with one share of Company Stock

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distributed for each vested Restricted Stock Unit) registered in the name of the Recipient. The shares of Company Stock distributed in settlement of the Restricted Stock Units may, at the request of the Recipient, may be evidenced by stock certificates which shall be delivered to Recipient within five (5) business days of such request.

5.  Restrictions on Transfer. The Recipient may not sell, assign, pledge or transfer, other than by the laws of descent or distribution, his Restricted Stock Units or any rights under or with respect to the Restricted Stock Units and the rights of the Recipient with respect to the Restricted Stock Units shall not be subject to the claims of creditors of the Recipient other than the Company.

6.  Rights as a Stockholder. The Recipient shall not be a stockholder of the Company until the shares of Company Stock issued in settlement of the Restricted Stock Units are registered in his name in accordance with the terms of this Restricted Stock Unit Agreement.

7.  Notices. Any notice required or permitted under this Restricted Stock Unit Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Company at its principal offices, to the Recipient at the Recipient’s address as last known by the Company or, in either case, such other address as one party may designate in writing to the other.

8.  Securities Laws Requirements. The Company may require as a condition of distribution of any shares of Company Stock in settlement of the Restricted Stock Units that the Recipient furnish a written representation that he or she is holding the shares of Company Stock for investment and not with a view to resale or distribution to the public.

9.  Protections Against Violations of Restricted Stock Unit Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Restricted Stock Unit Agreement shall be valid. The Restricted Share Units do not constitute shares of Company Stock unless and until the shares of Company Stock issued in settlement of the Restricted Stock Units are registered in his name in accordance with the terms of this Restricted Stock Unit Agreement and the Recipient shall not, as a result of this Restricted Stock Unit Agreement, be a stockholder of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

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10.  Taxes. The Recipient understands that he or she (and not the Company) shall be responsible for any tax obligations that may arise as a result of the transactions contemplated by this Restricted Stock Unit Agreement and shall pay to the Company the amount determined by the Company to be such tax obligation at the time such tax obligation arises. If the Recipient fails to make such payment, the number of shares of Company Stock necessary to satisfy the tax obligations shall be withheld from any distribution in settlement of Restricted Stock Units and shall be used to satisfy the Recipient’s tax obligations. Without limiting the generality of the foregoing, (a) the Company has the right to withhold any shares of Company Stock to satisfy any applicable withholding taxes required by law, to the extent that the Company determines it is required to do so by law, and (b) the Recipient agrees to pay to the Company (and hereby authorizes the Company to withhold from other amounts that are otherwise payable to him from the Company if he fails to make such payment), the amount of the Recipient’s portion of any required employment taxes (e.g., FICA and Medicare taxes) that are due upon the vesting of all or any portion of the Restricted Stock Units, which payment shall be made at such time specified by the Company in order to enable the Company to meet its legal obligations with respect to such payments.

11.   Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Stock Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12.  Governing Law. This Restricted Stock Unit Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

13.  Amendments. Except as provided in Section 17, this Restricted Stock Unit Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

14.  Survival of Terms. This Restricted Stock Unit Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

15.  Agreement Not a Contract for Services. Neither the grant of Restricted Stock Units, this Restricted Stock Unit Agreement nor any other action taken pursuant to this Restricted Stock Unit Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation.

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16.  Severability. If a provision of this Restricted Stock Unit Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be over broad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

17.  Plan. The Restricted Stock Units are granted pursuant to the Plan, and the Restricted Stock Units and this Restricted Stock Unit Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Restricted Stock Unit Agreement by reference or are expressly cited.

18.  Execution of Award Agreement. The Restricted Stock Units granted to Recipient pursuant to this Restricted Stock Unit Agreement shall be subject to Recipient’s execution and return of this Restricted Stock Unit Agreement to the Company or its designee (including by electronic means).

19.  Section 409A of the Code. Notwithstanding anything in this Restricted Stock Unit Agreement to the contrary, the Company shall administer and construe this Agreement in good faith in accordance with section 409A of the Code, the regulations promulgated thereunder, and any other published interpretive authority, as issued or amended from time to time, so as not to subject the Recipient to the additional tax and interest imposed under section 409A of the Code. To the extent that the Company and/or the Recipient reasonably determine that any amount payable under this Restricted Stock Unit Agreement would trigger the additional tax imposed by Section 409A, the Company and the Recipient shall promptly agree in good faith on appropriate modifications to this Restricted Stock Unit Agreement (including delaying or restructuring payments) to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Notwithstanding the foregoing, the Company does not guarantee any tax treatment of payments made pursuant to the provisions of this Restricted Stock Unit Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Unit Agreement on January 29, 2007.

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Date:	January 29, 2007	THE COMPANY:
HURON CONSULTING GROUP INC.

/s/ John S. Moody
By: John S. Moody
Its: Chairperson of the Compensation
Committee of the Board of Directors

EXECUTIVE
/s/ Gary E. Holdren
Gary E. Holdren

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